Exhibit 99.1


NEWS RELEASE

                                                                  90 Park Avenue
                                                                    New York, NY
                                                                           10016




                                                       [LOGO]


FOR RELEASE:
WEDNESDAY, SEPTEMBER 30, 1998

CONTACT:
Investors: Jeffrey Bergman, 212.834.1113
Media:     Richard Humphrey, 212.834.1201


                  GREENPOINT FINANCIAL COMPLETES ACQUISITION
                       OF BANKAMERICA HOUSING SERVICES;
                       RENAMED GREENPOINT CREDIT CORP.

        GreenPoint Credit Becomes Number Two Lender for Manufactured Housing

      NEW YORK, Sept. 30 - GreenPoint Financial Corp. (NYSE:GPT) today announced the completion of its purchase of BankAmerica Housing Services, now renamed GreenPoint Credit Corp.

      In addition to being the leading national lender in no-documentation residential mortgages, GreenPoint becomes the second largest originator and servicer of manufactured housing loans through a national sales and service network of 45 offices with more than 5,000 dealer relationships in 48 states.

      New Asset Generation Niche with High Market Share

      "GreenPoint Credit represents a new and highly successful asset generation niche for our company. It has the number two market share in one of the fastest growing segments of home financing, and is strategically compatible with our existing businesses," said Thomas S. Johnson, Chairman and Chief Executive Officer of GreenPoint Financial.

      "Providing significant revenue growth through the diversification of our lending products, GreenPoint Credit expands our borrower pool, adds a new origination channel and a servicing portfolio which provides a significant revenue stream without the associated credit risk," he continued.

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      "GreenPoint Credit retains an exceptional executive management team, led by its founder and CEO, John Wheeler. We are confident in their ability to enhance the company's excellent dealer relationships and to continue to grow the business," Mr. Johnson concluded.

      Mr. Wheeler stated, "As GreenPoint Credit, we become part of one of the nation's most innovative specialty home finance companies. The combination of GreenPoint Financial's resources and our expertise in manufactured housing finance makes GreenPoint Credit ideally positioned to take full advantage of one of the fastest growing segments of the American housing industry."

      GreenPoint Financial Corp., a specialty home finance company traded on the NYSE under the ticker symbol GPT, is the leading national lender in no-documentation residential mortgages. In addition to GreenPoint Credit, its principal subsidiaries are GreenPoint Mortgage, a national mortgage banking company headquartered in Charlotte, NC, and GreenPoint Bank, a New York State chartered savings bank with $11 billion in deposits in 73 branches serving more than 400,000 households in the greater New York City area.

      This release may contain certain forward-looking statements, which are based on management's current expectations. Factors that could cause future results to vary materially from these expectations include, but are not limited to, general economic conditions; changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; change in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services.

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